Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Middlesex Water Company.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	Equity	Common Stock, no par value per share	Rule 457(c)	211,201 shares	$91.38	$19,299,547.38	.00009270	$1,789.07
Fees Previously Paid	—	—	—	—	—	—		—
Carry Forward Securities
Carry Forward Securities	—	—	—	—		—			—	—	—	—
	Total Offering Amounts					—		—
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							—

(1)	In the event of a stock split, stock dividend, or similar transaction involving Middlesex Water Company’s (the “Registrant”) Common Stock, the number of shares registered shall automatically be increased to cover the additional shares in accordance with Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”). The prospectus supplement filed hereby registers unsold shares of the Registrant’s Common Stock issuable under the Registrant’s existing Investment Plan. In accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, as amended, the Registrant is deferring payment of all of the registration fee.
(2)	Estimated solely for the purpose of calculating the registration fee. Such estimate has been computed in accordance with Rule 457(c) under the Securities Act based on the average of the high and low prices of the Registrant’s Common Stock as reported on the Nasdaq Global Select Market on August 1, 2022.